FOR IMMEDIATE RELEASE:

SERVICE CORPORATION INTERNATIONAL
ANNOUNCES THIRD QUARTER 2007 FINANCIAL RESULTS

- Conference call on Thursday, November 8, 2007, at 9:00 a.m. Central Standard Time.

HOUSTON, Texas, November 7, 2007 . . . Service Corporation International (NYSE: SCI), which owns and operates funeral service locations and cemeteries, today reported results for the third quarter 2007. Our consolidated financial statements can be found at the end of this press release. The table below summarizes our key GAAP financial results:

(In millions, except for per share amounts)	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenues	$539.3	$400.4	$1,712.4	$1,273.8
Operating income	75.3	21.3	256.2	143.9
Net income	28.1	3.4	80.9	55.7
Net income from continuing operations excluding special items	28.7	24.9	112.8	83.8
Diluted earnings per share	.10	.01	.27	.19
Diluted earnings per share excluding special items	.10	.08	.38	.28
Net cash provided by operating activities	137.0	113.7	328.6	265.3

2007 Highlights

–
In the third quarter of 2007, net income from continuing operations excluding special items was $28.7 million, or $.10 per diluted share compared to $24.9 million, or $0.08 per diluted share in the third quarter of 2006. In the first nine months of 2007, net income from continuing operations excluding special items was $112.8 million, or $.38 per diluted share compared to $83.8 million, or $0.28 per diluted share in the first nine months of 2006. The nine months ended September 30, 2006 include the receipt and recognition of $7.9 million of cemetery endowment care trust fund income as a result of the resolution of disputes over ownership rights to the funds. Net income from continuing operations excluding special items is a non-GAAP financial measure because this calculation excludes certain items. A reconciliation of this non-GAAP financial measure to net income computed in accordance with GAAP is set forth below under the heading “Non-GAAP Financial Measures”.

–	Consolidated revenues increased 34.4% to approximately $1.7 billion in the first nine months of 2007 compared to 2006 primarily due to the acquisition of Alderwoods.
–	Alderwoods operations are accretive and synergies are being realized as expected.
–
Although impacted by divestitures and the $7.9 million of endowment care trust fund income recognized in 2006, consolidated gross profit margins for the first nine months of 2007 grew to 20.3% compared to 19.3% in 2006.

–	Cash flow from operating activities increased $63.3 million in the first nine months of 2007 to $328.6 million compared to $265.3 million in the first nine months of 2006.

Tom Ryan, the Company’s President and Chief Executive Officer, commented on the third quarter of 2007:

“Our employees did an outstanding job of staying focused on the business and continuing the work of integrating Alderwoods into the SCI operations, delivering a solid operating performance in the third quarter, ” said Tom Ryan, President and Chief Executive Officer. “We are especially pleased by the performance in our cemetery segment during the quarter where comparable cemetery gross margins increased more than 68% compared to the third quarter of last year.”

Consolidated Results of Operations

The following table represents consolidated results from our operations, including the properties acquired in the Alderwoods transaction.

(In millions, except funeral services performed, average revenue per funeral service or per contract sold and total preneed funeral contracts)	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Funeral
Funeral atneed revenue	$234.7	$171.8	$771.6	$547.0
Funeral recognized preneed revenue	104.1	80.0	337.4	262.9
General agency revenue(1)	14.2	9.5	36.8	29.2
Germany revenue	1.9	1.6	5.1	4.8
Kenyon revenue(2)	0.8	1.0	3.6	2.9
Total funeral revenues	$355.7	$263.9	$1,154.5	$846.8

Gross profit	$63.6	$53.5	$236.5	$173.5
Gross margin percentage	17.9%	20.3%	20.5%	20.5%

Funeral services performed:
Preneed	21,712	17,503	72,699	57,986
Atneed	46,644	34,676	156,329	113,933
Total	68,356	52,179	229,028	171,919

Average revenue per funeral service:
Preneed	$4,798	$4,573	$4,641	$4,534
Atneed	$5,034	$4,954	$4,936	$4,801
Total	$4,959	$4,826	$4,842	$4,711

Preneed funeral production:
Sales	$111.6	$79.4	$335.8	$240.1
Total preneed funeral contracts sold	20,110	16,024	62,599	49,994
Average revenue per contract	$5,549	$4,955	$5,364	$4,803

Cemetery
Cemetery atneed revenue	$65.4	$51.9	$212.0	$161.4
Cemetery recognized preneed revenue	91.0	65.8	267.1	200.6
Other cemetery revenue (3)	27.2	18.8	78.8	65.0
Total cemetery revenues	$183.6	$136.5	$557.9	$427.0

Gross profit	$38.9	$19.5	$110.5	$72.4
Gross margin percentage	21.2%	14.3%	19.8%	16.9%

Preneed and atneed cemetery production:
Preneed and atneed sales	$169.5	$125.9	$517.6	$397.8
Recognition rate (4)	92.3%	93.5%	92.6%	91.0%

(1)
General Agency (GA) revenues are commissions we receive from third-party insurance companies for life insurance policies or annuities sold to preneed customers for the purpose of funding preneed funeral arrangements.

(2)
Kenyon International Emergency Services (Kenyon) is our disaster response subsidiary that engages in mass fatality and emergency response services. We divested 70% of our Kenyon investment in the fourth quarter of 2007.

(3)	Other cemetery revenue is primarily related to endowment care trust fund income and interest and finance charges earned from customer receivables on preneed installments contracts.

(4)	Represents the ratio of current period revenue recognition stated as a percentage of current period sales production.

For the Three Months Ended September 30, 2007

Funeral Results
Consolidated funeral revenues increased $91.8 million, or 34.8%, in the third quarter of 2007 compared to the third quarter of 2006. This increase is primarily a result of the addition of Alderwoods and other operations, which contributed an additional $96.8 million in funeral revenues in the third quarter of 2007. This increase was partially offset by planned divestitures, which contributed an incremental $7.3 million of revenue in the third quarter of 2006. Comparable funeral revenues, which represent locations that were owned in both periods, were up $2.3 million, or 0.9%, compared to the third quarter of 2006 as detailed in the table below.

Consolidated funeral gross profit increased $10.1 million in the third quarter of 2007 versus the same period of 2006 primarily due to gross profit contributed from Alderwoods operations. The consolidated gross margin percentage decreased to 17.9% from 20.3% due primarily to Alderwoods operations that historically have had lower gross profit margins. In addition, we divested locations that contributed an incremental $2.3 million of gross profit in the third quarter of 2006 compared to the third quarter of 2007. Gross profit from our comparable funeral locations decreased $6.3 million, or 11.9%, as detailed in the table below. Soft comparable revenue growth was not adequate to cover inflationary cost increases. Additionally, our corporate and field office overhead includes costs related to the addition of Alderwoods’ funeral homes and cemeteries. We cannot separately identify and allocate these additional overhead costs and therefore they negatively impact our gross profit and gross margin percentage for 2007 on a comparable basis.

Other key items impacting funeral results include:
–
The consolidated average revenue per funeral service increased 2.8%, or $133 per service, to $4,959. The average revenue at comparable locations increased $187, or 3.8% (as detailed in the table below). These increases reflect the continued benefits of our strategic pricing initiative, which places less emphasis on traditional funeral merchandise and more focus on service offerings.

–
The number of consolidated funeral services performed increased 16,177, or 31.0%, in the third quarter of 2007 compared to the third quarter of 2006. This increase includes 20,371 services performed by locations acquired in the Alderwoods transaction. The increase was partially offset by a decrease from divested locations of 2,489 funeral services. Additionally, SCI comparable funeral services decreased 1,705, or 3.5%, which we primarily attribute to a decrease in the number of deaths in the markets in which we operate. We have also experienced an expected loss of market share in highly discounted, low-service cremation funeral services due to our decision to exit certain cremation businesses and in keeping with our customer segmentation strategy, which directs our resources and focus to more profitable customer segments.

The table below details comparable funeral results of operations for the three months ended September 30, 2007 and 2006. We regard comparable results of operations as analogous to our “same store” results of operations. For purposes of the following presentation, we consider comparable operations as those owned for the entire period beginning January 1, 2006 and ending September 30, 2007. Therefore, in the following presentation, we are providing results of operations for the same funeral and cemetery locations in each of the periods presented and Alderwoods operations are excluded. We believe this presentation provides greater clarity for comparison purposes of our results of operations for each of the periods presented.

(In millions, except funeral services performed, average revenue per funeral service)	Three months ended September 30,
	2007	2006	Change	Change %
Comparable revenue	$254.4	$252.1	$2.3	0.9%
Comparable gross profit	$46.6	$52.9	$(6.3)	(11.9%)
Comparable gross margin percentage	18.3%	20.1%

Comparable funeral services performed:
Preneed	16,466	16,652	(186)	(1.1%)
Atneed	31,247	32,766	(1,519)	(4.6%)
Total	47,713	49,418	(1,705)	(3.5%)

Comparable average revenue per funeral service	$5,051	$4,864	$187	3.8%

Cemetery Results
Consolidated cemetery revenues increased $47.1 million, or 34.5%, in the third quarter of 2007 compared to the same period of 2006 reflecting a $39.0 million revenue contribution from operations acquired from Alderwoods. This increase was partially offset by a $5.8 million decline in revenue from divested locations. Our comparable cemetery revenues of $144.1 million in the third quarter of 2007 increased $13.9 million, or 10.6% compared to the same period of 2006, due to increases associated with constructed cemetery property and increased trust fund income in the third quarter of 2007.

Consolidated cemetery gross profit increased $19.4 million in the third quarter of 2007 compared to the third quarter of 2006 reflecting the addition of gross profit from Alderwoods operations. Our comparable cemetery gross profit of $33.2 million in the third quarter of 2007 increased $13.5 million, or 68.3% compared to the third quarter of 2006 and our comparable cemetery gross margin percentage increased to 23.0% compared to 15.1% in the same period of 2006 driven by the revenue growth in 2007 coupled with good cost management.

Other Results
–
General and administrative expenses were $32.1 million in the third quarter of 2007 compared to $21.0 million in the third quarter of 2006. General and administrative costs increased $11.1 million primarily due to $5.1 million of costs incurred to settle our SCI Cash Balance Defined Benefit Plan and $3.3 million of one-time transition and other expenses related to our acquisition of Alderwoods.

–
Interest expense increased to $38.1 million in the third quarter of 2007 compared to $33.3 million in the third quarter of 2006 as a result of increased borrowings to finance the Alderwoods acquisition.

–	Interest income decreased $4.0 million in the third quarter of 2007 to $4.3 million as expected due to decreases in our average cash balance.
–
Other income, net, decreased $11.2 million in the third quarter of 2007 compared to the same period of 2006 primarily due to investment income of $10.9 million received and recognized in the third quarter of 2006 related to our equity investment in operations in France.

For the Nine Months Ended September 30, 2007

Funeral Results
Consolidated funeral revenues increased $307.7 million, or 36.3%, in the first nine months of 2007 compared to the first nine months of 2006. This increase is primarily a result of the addition of Alderwoods and other operations, which contributed $304.4 million in funeral revenues in the first nine months of 2007. Alderwoods average revenue per funeral service was approximately 2% above our expectations and Alderwoods funeral case volume was approximately 2% below our expectations, which we believe is generally consistent with death trends in North America in the first nine months of 2007. In addition, we divested locations that contributed $3.5 million of incremental revenue in the first nine months of 2006. Our comparable funeral revenues were up $6.8 million, or 0.8%, compared to the first nine months of 2006 as detailed in the table below.

Consolidated funeral gross profit increased $63.0 million in the first nine months of 2007 versus the same period of 2006 primarily due to additional gross profit contributed from Alderwoods and other operations of $67.2 million. We divested locations that contributed an incremental $2.9 million of gross profit in the first nine months of 2006 compared to the first nine months of 2007. The consolidated gross margin percentage of 20.5% was flat compared to the prior year. Gross profit from our comparable funeral locations decreased $1.3 million or 0.8%, and our gross margin percentage decreased to 20.7% from 21.1%. Comparable gross profits before allocation of corporate and field overhead costs increased $11.7 million, or 5.3%. Our corporate and field office overhead includes costs related to the addition of Alderwoods’ funeral homes and cemeteries. We cannot separately identify and allocate these additional overhead costs and therefore they negatively impact our gross profit and gross margin percentage for 2007 on a comparable basis.

Other key items impacting funeral results include:
–
The consolidated average revenue per funeral service increased 2.8%, or $131 per service, to $4,842. The average revenue at comparable locations increased $233, or 4.9% (as detailed in the table below). These increases reflect the continued benefits of our strategic pricing initiative, which places less emphasis on traditional funeral merchandise and more focus on service offerings.

–
The number of consolidated funeral services performed increased 57,109, or 33.2%, in the first nine months of 2007 compared to the same period of 2006. This increase includes 72,030 services performed by locations acquired in the Alderwoods transaction. The increase was partially offset by a decrease from divested locations of 8,061 funeral services. Additionally, SCI comparable funeral services performed decreased 6,860, or 4.3%, which we attribute to certain local business decisions to exit unprofitable business relationships, primarily related to highly-discounted, low-service cremation funeral activities, and a decrease in the number of deaths in our markets in the first nine months of 2007. The local business decisions mentioned above were made based on our customer segmentation strategy, which focuses on more profitable opportunities with certain customer segments.

The table below details comparable funeral results of operations for the nine months ended September 30, 2007 and 2006.

(In millions, except funeral services performed, average revenue per funeral service)	Nine months ended September 30,
	2007	2006	Change	Change %
Comparable revenue	$807.9	$801.1	$6.8	0.8%
Comparable gross profit	167.5	168.8	(1.3)	(0.8%)
Comparable gross margin percentage	20.7%	21.1%

Comparable funeral services performed:
Preneed	53,219	54,755	(1,536)	(2.8%)
Atneed	101,132	106,456	(5,324)	(5.0%)
Total	154,351	161,211	(6,860)	(4.3%)

Comparable average revenue per funeral service	$4,981	$4,748	$233	4.9%

Cemetery Results
Consolidated cemetery revenues increased $130.9 million, or 30.7%, in the first nine months of 2007 compared to the same period of 2006 reflecting a $129.4 million increase from operations acquired from Alderwoods. This increase was offset by a $10.8 million decline in revenue from divested locations. Our comparable cemetery revenues of $419.3 million in the first nine months of 2007 increased $12.3 million, or 3.0% compared to the same period of 2006 as increases associated with constructed cemetery property and higher trust fund income was partially offset by the receipt and recognition of $7.9 million of endowment care trust fund income in the first nine months of 2006.

Consolidated cemetery gross profit increased $38.1 million in the first nine months of 2007 compared to the first nine months of 2006 reflecting the addition of gross profit from Alderwoods operations of $25.8 million, partially offset by divested locations with incremental gross profits in 2007 compared to 2006 of $0.4 million. Consolidated cemetery gross margin percentage grew to 19.8% in the first nine months of 2007 compared to 16.9% in the same period of 2006. Our comparable cemetery gross profit of $86.5 million in the first nine months of 2007 increased $12.7 million, or 17.1% compared to the first nine months of 2006 as increased revenue was offset by the receipt and recognition of $7.9 million of endowment care trust fund income in the first nine months of 2006. Comparable cemetery margin percentage was 20.6% in the first nine months of 2007 compared to 18.1% in the first nine months of 2006.

Other Results
–
General and administrative expenses were $97.8 million in the first nine months of 2007 compared to $63.9 million in the first nine months of 2006. General and administrative costs increased $33.9 million primarily due to $18.9 million of one-time transition and other expenses related to our acquisition of Alderwoods. Additionally, salary expense increased $5.9 million compared to prior year as a result of Alderwoods corporate expenses that are expected to wind down throughout 2007 and $5.1 million of costs incurred to settle our SCI Cash Balance Defined Benefit Plan in 2007.

–
Interest expense increased to $111.9 million in the first nine months of 2007 compared to $86.7 million in the first nine months of 2006 as a result of increased borrowings to finance the Alderwoods acquisition.

–	Interest income decreased $12.7 million in the first nine months of 2007 to $8.3 million as expected due to decreases in our average cash balance.
–
Equity in earnings of unconsolidated subsidiaries, which relates to our equity investment in operations in France, increased $7.4 million to $8.7 million in the first nine months of 2007 compared to $1.3 million the same period in 2006.

–
Other income, net, for the first nine months of 2007 decreased $15.2 million due to investment income of $10.9 million received and recognized in 2006 related to our equity investment in operations in France.

Cash Flow & Capital Expenditures
Cash flows from operating activities in the first nine months of 2007 were $328.6 million compared to $265.3 million in the first nine months of 2006. Included in the first nine months of 2007 are one-time transition costs of $24.7 million related to the Alderwoods acquisition and integration and $11.4 million of premiums paid on the early extinguishment of debt. In the first nine months of 2007, the receipt of $26.1 million in trust proceeds arising from our recent reconciliations of the preneed funeral and cemetery trust fund backlogs of Alderwoods, and $31.5 million from our internal working capital improvement initiatives were essentially offset by other operating and working capital declines. These declines included $20.7 million in additional interest payments resulting from increased borrowings to finance the Alderwoods acquisition, $17.2 million in additional cash tax payments, a $12.7 million decrease in cash interest received. In addition, cash flows in the first nine months of 2006 were positively impacted by $7.9 million of endowment care trust. After taking into account the above items, the remaining increase in cash flows from operations in the first nine months of 2007 was primarily driven by operating cash flows generated as a result of adding the Alderwoods locations to our company.

A summary of our capital expenditures is set forth below:

(In millions)	Capital Expenditures
	Nine Months Ended
	September 30, 2007	September 30, 2006
Capital improvements at existing locations	59.3	38.2
Development of cemetery property	41.5	21.9
Construction of new funeral home facilities and other growth capital	12.8	3.1
Total capital expenditures	$113.6	$63.2

Other investing and financing activities in the first nine months of 2007 include:

•	The receipt of $314.3 million from divestitures (including the Mayflower Life Insurance Company) and sales of property and equipment and
•	Payments of $211.1 million for the repurchase of 16.9 million shares of our common stock.

NON-GAAP FINANCIAL MEASURES

Net income from Continuing Operations Excluding Special Items

Net income from continuing operations excluding special items is a non-GAAP financial measure. We believe this non-GAAP financial measure provides a consistent basis for comparison between quarters and enhances the understanding of the performance of our core operations, as it is not influenced by certain income and expense items not affecting continuing operations. We also believe this measure helps facilitate comparisons to our competitors’ operating results.

Set forth below is a reconciliation of net income from continuing operations excluding special items to our reported net income. We do not intend for this information to be considered in isolation or as a substitute for other measures of performance prepared in accordance with GAAP.

	Three Months Ended				Nine Months Ended
(In millions, except diluted EPS)	September 30, 2007		September 30, 2006		September 30, 2007		September 30, 2006
	Net Income	Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS
Net income reported	$28.1	$.10	$3.3	$.01	$80.9	$.27	$55.7	$.19

After-tax reconciling items:
(Gains) losses on dispositions and other non-recurring income taxes	(5.1)	(.02)	22.2	.07	13.2	.04	28.9	.09
Loss on early extinguishment of debt	-	-	-	-	8.4	.03	-	-
Pension termination costs	3.1	.01	-	-	3.1	.01	-	-
Alderwoods transition costs	1.9	.01	-	-	11.6	.04	-	-
Discontinued operations	0.7	-	(0.6)	-	(4.4)	(.01)	(0.8)	-
Net income from continuing operations excluding special items	$28.7	$.10	$24.9	$.08	$112.8	$.38	$83.8	$.28

Diluted weighted average shares outstanding (in thousands)		289,597		295,918		294,848		297,353

Conference Call and Webcast

We will host a conference call on Thursday, November 8, 2007, at 9:00 a.m. Central Standard Time. A question and answer session will follow a brief presentation made by management. The conference call dial-in number is (617) 597-5396 with the passcode of 19355040. The conference call will also be broadcast live via the Internet and can be accessed through our website at http://www.sci-corp.com and can be accessed by clicking on “Webcasts and Presentations” in the Investors section of the website. A replay of the conference call will be available through November 22, 2007 and can be accessed at (617) 801-6888 with the confirmation code of 13481996. Additionally, a replay of the conference call will be available on our website for at least ninety days and can be accessed by clicking on “Webcasts and Presentations” in the Investors section of the website.

Cautionary Statement on Forward-Looking Statements

The statements in this press release that are not historical facts are forward-looking statements made in reliance on the “safe harbor” protections provided under the Private Securities Litigation Reform Act of 1995. These statements may be accompanied by words such as “believe,” “estimate,” “project,” “expect,” “anticipate,” or “predict,” that convey the uncertainty of future events or outcomes. These statements are based on assumptions that we believe are reasonable; however, many important factors could cause our actual results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by us or on our behalf. Important factors, which could cause actual results to differ materially from those in forward-looking statements include, among others, the following:

•
Changes in general economic conditions, both domestically and internationally, impacting financial markets (e.g., marketable security values, as well as currency and interest rate fluctuations) that could negatively affect us, particularly, but not limited to, levels of trust fund income, interest expense, pension expense, and negative currency translation effects.

•	Our ability to successfully integrate Alderwoods or to fully realize the anticipated benefits of the acquisition.

•
The outcomes of pending lawsuits, proceedings, and claims against us and the possibility that insurance coverage is deemed not to apply to these matters or that an insurance carrier is unable to pay any covered amounts to us.

•	Allegations regarding compliance with laws, regulations, industry standards, and customs regarding burial procedures and practices.

•	The amounts payable by us with respect to our outstanding legal matters exceed our established reserves.

•
The outcome of pending Internal Revenue Service audits. We maintain accruals for tax liabilities that relate to uncertain tax matters. If these tax matters are unfavorably resolved, we will make any required payments to tax authorities. If these tax matters are favorably resolved, the accruals maintained by us will no longer be required, and these amounts will be reversed through the tax provision at the time of resolution.

•
Our ability to manage changes in consumer demand and/or pricing for our products and services due to several factors, such as changes in numbers of deaths, cremation rates, competitive pressures, and local economic conditions.

•	Changes in domestic and international political and/or regulatory environments in which we operate, including potential changes in tax, accounting, and trusting policies.

•	Changes in credit relationships impacting the availability of credit and the general availability of credit in the marketplace.

•	Our ability to successfully access surety and insurance markets at a reasonable cost.

•	Our ability to successfully leverage our substantial purchasing power with certain of our vendors.

•
The effectiveness of our internal control over financial reporting, and our ability to certify the effectiveness of the internal controls and to obtain an unqualified attestation report of our auditors regarding the effectiveness of our internal control over financial reporting.

•	Our credit agreement and privately placed debt securities that may prevent us from engaging in certain transactions.

•
Our ability to buy our common stock under our share repurchase programs which could be impacted by, among others, restrictive covenants in our bank agreements, unfavorable market conditions, the market price of our common stock, the nature of other investment opportunities presented to us from time to time, and the availability of funds necessary to continue purchasing common stock.

For further information on these and other risks and uncertainties, see our Securities and Exchange Commission filings, including our 2006 Annual Report on Form 10-K. Copies of this document as well as other SEC filings can be obtained from our website at www.sci-corp.com. We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.

About Service Corporation International
Service Corporation International (NYSE: SCI), headquartered in Houston, Texas, is North America’s leading provider of deathcare products and services. At September 30, 2007, we owned and operated more than 1,400 funeral homes and 400 cemeteries (of which over 210 are combination locations) in 44 states, eight Canadian provinces, the District of Columbia and Puerto Rico. Through our businesses, we market the Dignity Memorial® brand which offers assurance of quality, value, caring service, and exceptional customer satisfaction. For more information about Service Corporation International, please visit our website at www.sci-corp.com. For more information about Dignity Memorial®, please visit www.dignitymemorial.com .

For additional information contact:

Investors:	Debbie Young - Director / Investor Relations	(713) 525-9088

Media:	Lisa Marshall - Managing Director / Corporate Communications	(713) 525-3066

SERVICE CORPORATION INTERNATIONAL
CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
Revenues	$539,334	$400,389	$1,712,381	$1,273,790
Costs and expenses	(436,814)	(327,341)	(1,365,346)	(1,027,860)
Gross profit	102,520	73,048	347,035	245,930
General and administrative expenses	(32,074)	(20,956)	(97,754)	(63,885)
Gains (losses) on dispositions and impairment charges, net	4,886	(30,750)	6,949	(38,141)
Operating income	75,332	21,342	256,230	143,904
Interest expense	(38,090)	(33,330)	(111,852)	(86,667)
Loss on early extinguishment of debt	—	—	(14,480)	—
Interest income	4,254	8,259	8,324	21,022
Equity in earnings of unconsolidated subsidiaries	2,460	1,214	8,730	1,351
Other income, net	(1,049)	10,118	(3,981)	11,176
Income from continuing operations before income taxes	42,907	7,603	142,971	90,786
Provision for income taxes	(14,062)	(4,797)	(66,500)	(35,846)
Income from continuing operations	28,845	2,806	76,471	54,940
Income from discontinued operations (net of income tax provision (benefit) of $2,223,($201), $4,183 and ($118), respectively)	(675)	559	4,459	801
Net income	$28,170	$3,365	$80,930	$55,741
Basic earnings per share:
Income from continuing operations	$.10	$.01	$.26	$.19
Income from discontinued operations, net of tax	—	—	.02	—
Net income	$.10	$.01	$.28	$.19
Diluted earnings per share:
Income from continuing operations	$.10	$.01	$.26	$.19
Income from discontinued operations, net of tax	—	—	.01	—
Net income	$.10	$.01	$.27	$.19
Basic weighted average number of shares	284,511	291,662	289,437	293,117
Diluted weighted average number of shares	289,597	295,918	294,848	297,353
Dividends declared per share	$.030	$.025	$0.90	$.075

SERVICE CORPORATION INTERNATIONAL
CONSOLIDATED BALANCE SHEET
(In thousands, except share amounts and shares in common stock below)

	September 30,	December 31,
	2007	2006

Assets
Current assets:
Cash and cash equivalents	$287,738	$39,880
Receivables, net	104,054	107,194
Inventories	37,898	39,535
Current assets of discontinued operations	-	2,236
Current assets held for sale	5,404	6,330
Other	34,578	43,162
Total current assets	469,672	238,337
Preneed funeral receivables and trust investments	1,518,187	1,516,676
Preneed cemetery receivables and trust investments	1,465,881	1,522,584
Cemetery property, at cost	1,446,213	1,495,248
Property and equipment, net	1,577,514	1,641,353
Goodwill	1,268,493	1,264,272
Non-current assets of discontinued operations	-	371,132
Non-current assets held for sale	350,066	349,311
Deferred charges and other assets	396,138	436,545
Cemetery perpetual care trust investments	916,629	893,931
	$9,408,793	$9,729,389
Liabilities & Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$340,965	$341,173
Current maturities of long-term debt	156,466	46,176
Current liabilities of discontinued operations	-	2,351
Current liabilities held for sale	199	419
Income taxes	45,192	17,828
Total current liabilities	542,822	407,947
Long-term debt	1,779,830	1,912,696
Deferred preneed funeral revenues	548,261	537,792
Deferred preneed cemetery revenues	697,120	754,193
Deferred income taxes	73,166	177,341
Non-current liabilities of discontinued operations	-	311,498
Non-current liabilities held for sale	270,048	239,800
Other liabilities	479,987	357,418
Non-controlling interest in funeral and cemetery trusts	2,527,809	2,548,743
Non-controlling interest in cemetery perpetual care trusts	913,445	887,186

Stockholders' equity:
Common stock, $1 per share par value, 500,000,000 shares authorized,
280,158,739 and 293,222,114, issued and outstanding
(net of 16,805,762 and 10,000 treasury shares, at par, respectively)	280,159	293,222
Capital in excess of par value	2,000,324	2,135,649
Accumulated deficit	(865,496)	(906,394)
Accumulated other comprehensive income	161,318	72,298
Total stockholders' equity	1,576,305	1,594,775
	$9,408,793	$9,729,389

SERVICE CORPORATION INTERNATIONAL
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)

	Nine months ended September 30,
	2007	2006
Cash flows from operating activities:
Net income	$80,930	$55,741
Adjustments to reconcile net income to net cash provided by operating activities:
Net income from discontinued operations, net of tax	(4,459)	(801)
Loss on early extinguishment of debt	14,480	—
Premiums paid on early extinguishment of debt	(11,368)	—
Depreciation and amortization	99,308	69,601
Amortization of cemetery property	24,983	18,589
Amortization of loan cost	5,202	13,902
Provision for doubtful accounts	7,753	6,688
Provision for deferred income taxes	20,798	23,486
(Gains) losses on dispositions and impairment charges, net	(6,949)	38,141
Share-based compensation	7,898	5,487
Excess tax benefits from share-based awards	(5,159)	—
Equity in earnings of unconsolidated subsidiaries	(8,730)	(1,351)
Change in assets and liabilities, net of effects from acquisitions and dispositions:
(Increase) decrease in receivables	(7,027)	18,515
Increase in other assets	(1,418)	(19,247)
Increase (decrease) in payables and other liabilities	33,436	(7,482)
Effect of preneed funeral production and maturities:
Decrease in preneed funeral receivables and trust investments	27,236	24,565
Increase in deferred preneed funeral revenue	41,938	2,655
Decrease in funeral non-controlling interest	(50,013)	(20,959)
Effect of cemetery production and deliveries:
Decrease in preneed cemetery receivables and trust investments	41,811	20,904
Increase in deferred preneed cemetery revenue	36,347	(8,930)
(Decrease) increase in cemetery non-controlling interest	(36,228)	25,079
Other	578	51
Net cash provided by operating activities from continuing operations	311,347	264,634
Net cash provided by operating activities from discontinued operations	17,279	698
Net cash provided by operating activities	328,626	265,332
Cash flows from investing activities:
Capital expenditures	(113,607)	(63,199)
Proceeds from divestitures and sales of property and equipment	314,255	54,766
Acquisitions	(3,308)	(14,637)
Net withdrawals of restricted funds and other	(236)	10,435
Net cash provided by (used in) investing activities from continuing operations	197,104	(12,635)
Net cash (used in) provided by investing activities from discontinued operations	(8,546)	11,328
Net cash provided by (used in) investing activities	188,558	(1,307)
Cash flows from financing activities:
Proceeds from long-term debt issued	398,996	—
Debt issuance costs	(6,443)	—
Payments of debt	(3,043)	(14,287)
Principal payments on capital leases	(22,060)	(15,968)
Early extinguishment of debt	(422,545)	—
Proceeds from exercise of stock options	19,373	3,614
Purchase of Company common stock	(211,082)	(27,870)
Excess tax benefits from share-based awards	5,159	—
Payments of dividends	(26,265)	(22,113)
Bank overdrafts	(829)	—
Net cash used in financing activities from continuing operations	(268,739)	(76,624)
Net cash used in financing activities from discontinued operations	(2,113)	—
Net cash used in financing activities	(270,852)	(76,624)
Effect of foreign currency	1,526	2,450
Net increase in cash and cash equivalents	247,858	189,851
Cash and cash equivalents at beginning of period	39,880	446,782
Cash and cash equivalents at end of period	$287,738	$636,633